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                                                                     EXHIBIT 4.4

                            REVOLVING LINE OF CREDIT
                                  RENEWAL NOTE

$1,700,000.00                                                       May   , 1995

         FOR VALUE RECEIVED, SUN HYDRAULICS CORPORATION, a Florida corporation ("Maker"), hereby promises, jointly and severally, to pay to the order of NORTHERN TRUST BANK OF FLORIDA ("Lender") at 1515 Ringling Boulevard, Sarasota, Florida 34236, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of One Million Seven Hundred Thousand and 00/100 Dollars ($1,700,000.00), or so much thereof as may be disbursed by Lender to Maker or for Maker's account from time to time, together with interest at the rate hereinafter specified on such indebtedness as shall from time to time remain unpaid, until paid in full, such principal and interest being payable in lawful money of the United States which shall be legal tender in payment of all debts at the time of payment. Interest will be calculated on the basis of a 365/360 method, which computes a daily amount of interest for a hypothetical year of 360 days, then multiplies such amount by the actual number of days elapsed in an interest calculating period.

         Interest on the unpaid principal sum outstanding from time to time shall accrue at a variable rate equal to the prime rate of Northern Trust Bank of Florida, as announced by Lender from time to time. The interest rate will adjust accordingly on each effective date of change in that prime rate. The prime rate is not necessarily the lowest rate of interest charged by Lender.

         Interest shall be payable in arrears on the first day of each calendar month, with the first payment being due and payable June 1, 1995. The entire unpaid principal balance, together with accrued interest shall be due and payable March 1, 1997.

         All payments made hereunder shall be applied first to accrued interest then due and owing; next to amounts expended by Lender to cure any default under this Note, the Mortgage (as hereinafter defined), or any other loan documents executed in connection herewith; next to charges, costs, expenses, or attorneys' fees then due and payable to Lender under this Note, the Mortgage, or any other loan documents; and the balance, if any, to principal.

         This Note may be prepaid, in whole or in part, at any time without penalty. All prepayments made hereunder shall be applied in the same manner as other payments made hereunder, as set forth above. The making of any prepayment shall not relieve Maker from the obligation to make the payments next due hereunder on a timely basis.

         If any payment to be made by Maker to Lender according to the terms hereof shall be due on a Saturday, Sunday or other day which is a legal holiday under the laws of the State of Florida, the due date for such payment shall be extended to the next business day
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and the amount of such payment shall include interest accrued during such extension.

         If any payment is more than fifteen (15) days late, Maker agrees to pay to Lender a late charge equal to five percent (5%) of the payment.

         This Note is secured by a security agreement (the "Security Agreement") dated March 9, 1993, made by Maker in favor of Lender encumbering personal property described therein (the "Collateral").

         This Note evidences a loan in the original principal amount of $1,700,000.00; however, the actual indebtedness from time to time evidenced hereby shall be the sum of all advances made by Lender to Maker, less the aggregate amount of all principal repayments made under this Note by Maker to Lender. It is the intention hereof and the purpose of this Note to evidence a revolving line of credit against which Maker may draw and from which Lender will advance from time to time. Maker may repay the principal amount outstanding, in whole or in part, from time to time, and again draw against the line of credit, so that the principal amount outstanding hereunder may fluctuate in accordance with such advances and repayments, but the aggregate principal amount outstanding under this Note shall not at any time exceed the principal sum of $1,700,000.00. Maker's right to draw principal amounts under this Note is subject to the terms of that certain Revolving Credit Agreement entered into by Maker and Lender dated March 9, 1992 ("Credit Agreement") as modified by agreements dated March 25, 1993 and May _____, 1995, and is further conditioned upon Maker not being in default under this Note, the Security Agreement, the Credit Agreement, or any other loan document executed in connection therewith ("Loan Documents").

         The entire unpaid principal balance hereof together with all accrued interest due shall, at Lender's sole option, become immediately due and payable in the event of the sale or transfer of (i) all or any part of the Collateral, or any interest therein, except as specifically permitted by the Security Agreement, or (ii) any beneficial or ownership interest in Maker, whether held or owned directly or indirectly, except as specifically permitted by the Credit Agreement.

         Each and every party to this Note, whether as Maker, endorser, surety, guarantor, or otherwise ("Obligor"), hereby waives all rights of homestead and other exemptions granted by the constitution or laws of Florida, and further waives presentment, demand, protest, notice of dishonor, notice of nonpayment, notice of protest, and diligence in collection, and assents to the terms hereof and to any extension or postponement of the time for payment or any other indulgence. It is further specifically agreed that this Note or any part of the principal or interest due hereon may be renewed, modified or extended, in whole or in part, such

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modification to include but not be limited to changes in payment schedules and interest rates, from time to time by the holder of this Note, at the request of the then owners of all or part of the Collateral, or at the request of any party bound hereon or who has assumed or may hereafter assume payment hereof, without the consent of or notice to other parties bound hereon and without releasing them from any liabilities then existing.

         Each and every obligor hereby consents that the real or personal property securing this Note, or any part of such security, may be released, exchanged, added to or substituted for by Lender, without in any way modifying, altering, releasing, affecting or limiting their respective liabilities or the lien of the Security Agreement, and further agrees that Lender shall not be required first to institute any suit, or to exhaust any of its remedies against Maker or any other person or party liable or to become liable hereunder, in order to enforce payment of this Note, and further agrees that Maker or any other party liable hereunder may be released by Lender from any or all liability under this Note and such release shall in no way affect or modify the liability of the remaining parties hereto.

         Each and every Obligor hereby consents and agrees that he is bound, jointly and severally, under the terms hereof and is subject to all of the provisions set forth herein as fully as though each was an undersigned hereof, and further consents and agrees that any Obligor may be sued by Lender without joining any other Obligor, whether primarily or secondarily liable.

         Notwithstanding anything contained herein to the contrary or in the Security Agreement, Credit Agreement, or other Loan Documents, no payee or holder of this Note shall ever be entitled to receive, collect or apply as interest on the obligation evidenced hereby any amount in excess of the maximum rate of interest permitted to be charged by applicable law and, in the event Lender or any holder hereof ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the principal sum; and, if the principal sum is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Maker and Lender shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) spread the total amount of interest, or charges in the nature of interest, pursuant to applicable law.

         As used herein, "Event of Default" shall mean the occurrence of any of the following events or conditions: (a) failure or omission to pay within fifteen (15) days after payment is due this





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Note (or any installment of principal or interest hereunder); (b) default in the payment (other than payment of principal and interest) or performance of any obligation, covenant, agreement or liability contained or referred to in this Note, or any other Loan Document, or upon the existence or occurrence of any circumstance or event deemed a default under this Note or any other Loan Document; (c) any warranty, representation or statement made or furnished to Lender for the purpose of inducing Lender to make the loan evidenced by this Note, proves to have been false in any material respect when made or furnished;
(d) a default under any other security interest in the Collateral (whether such other security interest be held by Lender or by a third party); (e) the institution of foreclosure proceedings of another security interest or lien of any kind on the Collateral (whether such other security interest or lien be held by Lender or by a third party); (f) the default by Maker or any affiliate or subsidiary of Maker in the payment or performance of any obligation, covenant, agreement, or liability contained in any other mortgage, security agreement, note, obligation or agreement held by Lender, specifically including but not limited to: (i) that certain existing mortgage loan in the original principal amount of $2,000,000.00 obtained by Suninco, Inc. from Lender evidenced by promissory note dated January 9, 1992, (ii) a new loan in the original principal amount of $1,000,000.00 committed to be made by Lender to Maker or Sun Hydraulics Real Estate, Ltd., a Florida limited partnership ("Partnership") pursuant to commitment letter dated May 2, 1995, and (iii) a new mortgage loan in the original principal amount of $3,500,000.00 committed to be made by Lender to the Partnership, as evidenced by commitment letter dated May 2, 1995 (collectively "Cross-Collateralized and Cross-Defaulted Credits"); (g) the death, dissolution, termination of existence, insolvency, or business failure of any obligor; (h) the appointment of a receiver of any part of the Collateral; (i) the assignment for the benefit of Creditors or the commencement of any proceedings in bankruptcy or insolvency by or against any obligor; (j) the determination by Lender that a material adverse change has occurred in the financial condition of any Obligor from the conditions set forth in the most recent financial statement of such Obligor heretofore furnished to Lender or from the condition of such Obligor as heretofore most recently disclosed to Lender in any manner; (k) falsity in any material respect of, or any material omission in, any representation or statement made to Lender by or on behalf of any Obligor in connection with the loan evidenced by this Note. Upon the occurrence of any such default or at any time thereafter, Lender may, at its option, declare the whole amount of principal and interest provided for in and by this Note, and any and all other indebtedness owed by Maker, or any subsidiary or affiliate of Maker, to Lender (specifically including but not limited to the Cross-Collateralized and Cross-Defaulted Credits), immediately due and payable without demand or notice of any kind to any person, and the same thereupon shall become immediately due, payable and collectible (by enforcement of Lender's security interest in the





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Collateral or otherwise) at once and without notice to Maker. Any default hereunder shall constitute a default under any other mortgage, security agreement, note, obligation or agreement of Maker or any affiliate of Maker held by Lender, specifically including but not limited to the Cross-Collateralized and CrossDefaulted Credits. The agreements contained in this paragraph to create cross-defaults under all mortgages, security agreements, notes, obligations and agreements between Maker, Maker's affiliates and subsidiaries, and Lender, whether currently existing or hereafter created, in the event of default under one or more of such mortgages, security agreements, notes, obligations or agreements are a material and specific inducement and consideration for the making by Lender of the loan evidenced by this Note.

         It is expressly agreed that upon the occurrence of an Event of Default, or if Lender shall deem itself insecure (because the prospect of timely payments is impaired, because the value of Lender's security is impaired, because the prospect of performance of any covenant or agreement under this Note, the Security Agreement, or any other loan document is impaired, because of any change of circumstance which adversely affects any matters originally considered by Lender in making the loan, or otherwise), then or at any time thereafter at the option of Lender, the whole of the principal sum remaining unpaid hereunder, together with all accrued and unpaid interest thereon, shall become due and payable immediately without notice, anything contained herein to the contrary in any way notwithstanding, and in any such event Lender shall have the right to set-off against this Note all money owed by Lender in any capacity to any Obligor, whether or not due, and Lender shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of an Event of Default although made or entered on the books subsequent thereto. From and after an Event of Default, the interest rate on the entire outstanding principal balance hereunder shall accrue at a rate equal to the lesser of: (i) a variable rate of two percent (2.0%) above the rate announced from time to time by Northern Trust Bank of Florida as its "prime rate", or (ii) the highest rate permitted to be charged by applicable law. In the event the default rate of interest set forth in the foregoing sentence shall be applicable and Lender has not accelerated this Note, the amount of each payment otherwise due hereunder shall be increased to an amount equal to the regular amount of the principal installment due hereunder, if any, plus accrued interest at the default rate.

         Each Obligor shall be obligated to pay as part of the indebtedness evidenced by this Note all costs of collection, whether or not a suit is brought, including any reasonable attorneys' fees that may be incurred in the collection or enforcement hereof. The term "attorneys' fees" shall include but not be limited to any such fees incurred in any appellate or related ancillary or supplementary proceedings, whether before or





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after final judgment related to the enforcement or defense of this Note.

         If at any time any federal, state, county or municipal government or agency thereof shall impose any documentary stamp tax, intangible tax, or any other type of tax upon this Note or the Security Agreement, or upon the indebtedness evidenced hereby (other than any federal, state or local income tax imposed upon Lender), then Maker shall pay same within fifteen (15) days after demand by Lender, together with any interest and penalties thereon.

         Time is of the essence of this Note. The remedies of Lender as provided herein or in the Security Agreement, or any other Loan Document, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Lender, and may be exercised as often as occasion therefor shall arise. No act or omission of Lender, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of such right, remedy or recourse, and any waiver or release may be effected only through a written document executed by Lender and then only to the extent specifically recited therein. A waiver or release with respect to any one event shall not be construed as continuing as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to any subsequent event.

         The term "Lender" where used herein shall include Lender's successors and assigns. The term "Maker" shall include each person signing this Note, jointly and severally, and their respective heirs, successors and assigns. The term "Obligor" shall include Maker and every person who is an endorser, guarantor, or surety of this Note, or who is otherwise a party hereto, and their respective heirs, successors and assigns. The terms "person" and "party" shall include individuals, firms, associations, joint venturers, partnerships, estates, trusts, business trusts, syndicates, fiduciaries, corporations, and all other groups or combinations. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders. This Note shall be construed under Florida law.

         This is a renewal note of that certain Renewal and Replacement Revolving Line of Credit Note dated March 1, 1994 in the original principal amount of $1,700,000.00. The principal balance of this Note is equal to the outstanding principal balance of the note it renews. State of Florida documentary stamps in the amount required by law were affixed to that certain Time Note dated January 11, 1991 which evidenced the revolving line of credit in the amount of $1,700,000.00 which, by virtue of mesne renewal notes, is being renewed hereby, and were cancelled pursuant to law. No further State documentary stamps are required.





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         For and in consideration of Lender's agreement to accept this renewal note, Maker hereby waives any and all claims, causes of action, and defenses which it may have against Lender arising in connection with or prior to the execution of this Note and agrees to hold Lender, its employers, officers, and agents harmless from all matters, claims, and liabilities existing or arising on or prior to the date hereof. Maker acknowledges, represents and warrants to Lender that Maker has no right of offset against the indebtedness evidenced by this Note nor defenses or claims against Lender with respect to this Note, the Security Agreement, the Credit Agreement, or any other Loan Document, or any other transaction or course of dealing between Maker and Lender arising out of or relating in any way to same.

         IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered as of the date first above written.

Maker's Address:

1500 University Parkway                            SUN HYDRAULICS CORPORATION,
                                                   a Florida corporation
Sarasota, Florida 34235
                                                   By: /s/ Clyde G. Nixon
                                                       ------------------------
                                                       Clyde G. Nixon
                                                       As its President





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